EX-99.B-77M

SUB-ITEM 77M: Mergers.

IVY FUNDS

Supplement dated February 26, 2018 to the

Ivy Funds Prospectus

dated July 5, 2017

as supplemented July 14, 2017, August 10, 2017, August 18, 2017, September 18, 2017, September 29, 2017,

November 17, 2017, November 22, 2017, November 28, 2017, December 29, 2017, January 12, 2018 and February 6, 2018

Mergers of the Waddell & Reed Advisors Funds

Each series (each, a “WRA Fund”) of the Waddell & Reed Advisors Funds (the “WRA Trust”) has completed a reorganization with a corresponding series of the Ivy Funds. As a result, each WRA Fund has been reorganized out of existence. Therefore, effective immediately, all references to any WRA Fund and to the WRA Trust are hereby removed from the Prospectus.

Merger of Ivy Dividend Opportunities Fund

On February 1, 2018, shareholders of the Ivy Dividend Opportunities Fund (Dividend Opportunities Fund) approved an Agreement and Plan of Reorganization (Plan), pursuant to which substantially all of the assets of the Dividend Opportunities Fund were transferred to the Ivy Global Equity Income Fund (Global Equity Income Fund) in exchange for shares of the Global Equity Income Fund, and in complete liquidation of the Dividend Opportunities Fund (the Reorganization). Effective February 26, 2018, the Reorganization closed, and as a result, the Dividend Opportunities Fund has been reorganized out of existence and is no longer offered for investment. Accordingly, effective immediately, all references to the Dividend Opportunities Fund are hereby removed from the Prospectus.

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IVY FUNDS

Supplement dated February 26, 2018 to the

Ivy Funds Statement of Additional Information

dated July 5, 2017

as supplemented July 14, 2017, August 18, 2017, September 29, 2017, November 22, 2017, November 28, 2017 and January 12, 2018

Mergers of the Waddell & Reed Advisors Funds

Each series (each, a “WRA Fund”) of the Waddell & Reed Advisors Funds (the “WRA Trust”) has completed a reorganization with a corresponding series of the Ivy Funds. As a result, each WRA Fund has been reorganized out of existence. Therefore, effective immediately, all references to any WRA Fund and to the WRA Trust are hereby removed from the Statement of Additional Information.

Merger of Ivy Dividend Opportunities Fund

On February 1, 2018, shareholders of the Ivy Dividend Opportunities Fund (Dividend Opportunities Fund) approved an Agreement and Plan of Reorganization (Plan), pursuant to which substantially all of the assets of the Dividend Opportunities Fund were transferred to the Ivy Global Equity Income Fund (Global Equity Income Fund) in exchange for shares of the Global Equity Income Fund, and in complete liquidation of the Dividend Opportunities Fund (the Reorganization). Effective February 26, 2018, the Reorganization closed, and as a result, the Dividend

Opportunities Fund has been reorganized out of existence and is no longer offered for investment. Accordingly, effective immediately, all references to the Dividend Opportunities Fund are hereby removed from the Statement of Additional Information.

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IVY FUNDS

Supplement dated November 17, 2017 to the

Ivy Funds Prospectus

dated July 5, 2017

as supplemented July 14, 2017, August 10, 2017, August 18, 2017, September 18, 2017

and September 29, 2017

The Board of Trustees of Ivy Funds (Board) has recently approved the reorganization of the Ivy Dividend Opportunities Fund (Dividend Opportunities Fund) into the Ivy Global Equity Income Fund (Global Equity Income Fund), each a portfolio of the Ivy Funds. The Board has determined that it is in the best interest of the Dividend Opportunities Fund and its shareholders to approve the submission of an Agreement and Plan of Reorganization (Plan) to shareholders of the Dividend Opportunities Fund in which substantially all of the assets of the Dividend Opportunities Fund would be transferred to the Global Equity Income Fund in exchange for shares of the Global Equity Income Fund (Reorganization). The Ivy Funds are managed by Ivy Investment Management Company (IICO). The Global Equity Income Fund is expected to pursue an investment objective that is similar to that of the Dividend Opportunities Fund and the investment manager will continue to be IICO. Under the Plan, shareholders of each class of the Dividend Opportunities Fund would receive shares of a corresponding class of shares of the Global Equity Income Fund, equal in value to their investment in the Dividend Opportunities Fund. The Reorganization is expected to be tax-free to shareholders for Federal income tax purposes.

A shareholder meeting for the Dividend Opportunities Fund has been called for February 1, 2018, to consider the approval of the Reorganization. If the Dividend Opportunities Fund’s shareholders approve the Reorganization, the Reorganization is expected to close in the first quarter of 2018.

Existing shareholders may continue to make additional investments in the Dividend Opportunities Fund until February 23, 2018. In anticipation of the Reorganization, the Dividend Opportunities Fund will be closed to new shareholders as of February 15, 2018.

Informational materials about the Reorganization will be mailed to shareholders in the fourth quarter of 2017.